 EXHIBIT 99.1

TOR Minerals Amends U.S. Credit Agreement and Authorizes Issuance of Convertible Debentures

CORPUS CHRISTI, Texas, May 6, 2009 - TOR Minerals International, Inc. (Nasdaq: TORM) announced that it has amended its current U.S. credit agreement with Bank of America.  Under the terms of the amended agreement, certain financial covenants were modified and the maturity date for the U.S. credit facility was extended from April 1, 2009 to October 1, 2009.   The Company is working to establish a new U.S. corporate lending relationship to finance U.S. operations prior to the revised maturity date under the new credit agreement.

In addition, the Company's Board of Directors has authorized, subject to shareholder approval, the issuance of up to $4 million of convertible subordinated debentures with detachable warrants for the purpose of refinancing its U.S. credit facility and general corporate purposes.  On May 4, 2009, the Company received gross proceeds of $1 million from the sale of the convertible subordinated debentures and warrants under the current authorization from entities affiliated with two of the Company's directors.

Additional details regarding the amended credit agreement and the terms and conditions of convertible debentures and warrants can be found in a Form 8-K filed with the Securities and Exchange Commission earlier today.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications, including synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers.  TOR Minerals has manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Three Point Advisors, LLC
(817) 310-0051